Exhibit 99.1

WCI Communities Announces 2015 Third Quarter Results

Bonita Springs, Fla, October 28, 2015 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights and Selected Comparisons to Third Quarter 2014

•	Net income attributable to common shareholders of $10.2 million, up 229.0%

•	Earnings per diluted share of $0.38, up 216.7%

•	New orders of 277, up 61.0%

•	Contract value of new orders of $124.8 million, up 48.6%

•	Quarter-end active selling neighborhood count of 44, up 46.7%

•	Deliveries of 258, up 76.7%

•	Average selling price per home delivered of $462,000, up 8.2%

•	Backlog units totaling 646, up 40.7%

•	Backlog contract value of $300.5 million, up 19.1%

•	Revenues from homes delivered of $119.3 million, up 91.2%

•	Adjusted gross margin from homes delivered of 29.5%, up 90 basis points

•	Selling, general and administrative (“SG&A”) expenses as a percentage of Homebuilding revenues improved by 440 basis points

•	Real Estate Services gross margin of $0.9 million, up 125.0%

•	Adjusted EBITDA of $21.2 million, up 171.8%

•	Net debt to net capitalization of 17.8%

•	Approximately 14,400 owned or controlled home sites, up 39.3%

Nine Months Ended September 30, 2015 and Selected Comparisons to Prior Year

•	Net income attributable to common shareholders of $25.7 million, up 185.6%

•	Earnings per diluted share of $0.97, up 185.3%

•	New Orders of 893, up 56.1%

•	Contract value of new orders of $394.2 million, up 41.4%

•	Deliveries of 639, up 57.4%

•	Average selling price per home delivered of $472,000, up 11.8%

•	Revenues from homes delivered of $301.9 million, up 76.2%

•	Adjusted EBITDA of $51.9 million, up 119.0%

•	SG&A expenses as a percentage of Homebuilding revenues improved by 370 basis points

•	Real Estate Services gross margin of $3.9 million, up 116.7%

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer, commented, “We achieved significant year-over-year improvement across our key operating metrics with another quarter of strong financial results. I am extremely pleased with our continued success in executing our growth strategy and ability to gain scale in the business.” Mr. Bass added, “Throughout our coastal markets, demand for our award-winning homes and communities remains robust. In addition, we continue to see positive demographic and economic indicators in Florida, which we believe will sustain the long-term growth of our housing markets.”

Third Quarter 2015 Results

The Company generated total revenues of $150.2 million for the quarter ended September 30, 2015, an increase of $60.5 million, or 67.4%, compared to $89.7 million in the third quarter of 2014. Compared to the prior year period, Homebuilding revenues grew 93.1%, Real Estate Services revenues were up 9.2% and Amenities revenues increased by 6.8%.

The Company delivered 258 homes in the third quarter, an increase of 112 units, or 76.7% from the prior year period. The average selling price per home delivered during the quarter ended September 30, 2015 was $462,000, an increase of 8.2%, compared to $427,000 in the prior year period. Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 29.5% in the third quarter, an increase of 90 basis points from the prior year period.

For the quarter ended September 30, 2015, net income attributable to common shareholders was $10.2 million, or $0.38 per diluted share, compared to $3.1 million and $0.12, respectively, in the prior year period.

New orders during the third quarter of 2015 increased 61.0% to 277 homes and the contract value of new orders was $124.8 million for the third quarter, an increase of 48.6% from the prior year period.

As of September 30, 2015, backlog contract value was $300.5 million, an increase of $48.2 million, or 19.1% from September 30, 2014. Backlog units totaled 646 units at the end of the third quarter, representing a 187 unit, or 40.7% increase from the prior year.

Conference Call

As previously announced, the Company will host a conference call to discuss the 2015 third quarter results on Wednesday, October 28, 2015 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A telephonic replay will be available approximately three hours after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for both the live call and the replay is 13621503. The replay will be available until 11:59 p.m. (ET) on November 11, 2015.

Shareholders, investors and other interested parties may also listen to a webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The online replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA , Adjusted gross margin from homes delivered and net debt to net capitalization. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity-rich, lifestyle-oriented master-planned communities, catering to move-up, second-home and active adult buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding our ability to leverage overhead costs and increase profitability, our expectations with respect to future growth, and market conditions. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates or the unavailability of mortgage financing; our ability to utilize our net operating loss carryforwards in the future; tax law and interest rate changes that could make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s (i) “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 that was filed by the Company with the Securities and Exchange Commission on February 25, 2015 and elsewhere therein; (ii) “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 that was filed by the Company with the Securities and Exchange Commission on July 29, 2015; and (iii) subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statement, there should be no inference that it will make additional updates with respect to those or its other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$149,383	$174,756
Restricted cash	15,458	12,125
Notes and accounts receivable	5,258	5,637
Real estate inventories	527,120	449,249
Property and equipment, net	25,496	25,021
Other assets	25,188	20,179
Deferred tax assets, net of valuation allowances	97,383	110,823
Goodwill	7,520	7,520

Total assets	$852,806	$805,310

Liabilities and Equity
Accounts payable	$31,521	$20,040
Accrued expenses and other liabilities	66,627	68,986
Customer deposits	40,487	30,662
Senior notes, including unamortized premiums of $1,069 and $1,179 at September 30, 2015 and December 31, 2014, respectively	251,069	251,179

Total liabilities	389,704	370,867

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,877,975 shares issued and 25,829,608 shares outstanding at September 30, 2015; 25,850,484 shares issued and 25,806,706 shares outstanding at December 31, 2014	259	259
Additional paid-in capital	305,330	302,111
Retained earnings	156,236	130,581
Treasury stock, at cost, 48,367 shares and 43,778 shares at September 30, 2015 and December 31, 2014, respectively	(607)	(505)

Total WCI Communities, Inc. shareholders’ equity	461,218	432,446
Noncontrolling interests in consolidated joint ventures	1,884	1,997

Total equity	463,102	434,443

Total liabilities and equity	$852,806	$805,310

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Homebuilding	$120,509	$62,381	$303,121	$171,294
Real estate services	24,998	22,886	76,871	67,848
Amenities	4,681	4,393	18,608	17,257

Total revenues	150,188	89,660	398,600	256,399

Cost of Sales
Homebuilding	88,049	45,937	221,273	124,354
Real estate services	24,048	22,455	72,923	66,041
Amenities	6,052	5,570	20,021	18,465

Total cost of sales	118,149	73,962	314,217	208,860

Gross margin	32,039	15,698	84,383	47,539

Selling, general and administrative expenses	16,024	11,034	45,328	32,026
Interest expense	200	191	658	876
Other income, net	(398)	(107)	(593)	(535)

	15,826	11,118	45,393	32,367

Income from operations before income taxes	16,213	4,580	38,990	15,172
Income tax expense	6,289	1,703	13,392	6,337

Net income	9,924	2,877	25,598	8,835
Net loss attributable to noncontrolling interests	259	263	57	123

Net income attributable to common shareholders of WCI Communities, Inc.	$10,183	$3,140	$25,655	$8,958

Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic	$0.39	$0.12	$0.98	$0.34

Diluted	$0.38	$0.12	$0.97	$0.34

Weighted average number of shares of common stock outstanding:
Basic	26,201	26,020	26,189	26,018

Diluted	26,494	26,307	26,442	26,272

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$25,598	$8,835
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	690	619
Amortization of debt premium	(110)	(35)
Depreciation	2,234	1,910
Recovery of bad debts	(117)	(2)
Loss on disposition of property and equipment	65	—
Deferred income tax expense	13,503	6,720
Stock-based compensation expense	3,156	2,541
Changes in assets and liabilities:
Restricted cash	(3,333)	(3,861)
Notes and accounts receivable	496	2,362
Real estate inventories	(79,313)	(141,285)
Other assets	(5,676)	(1,287)
Accounts payable and other liabilities	9,867	(4,974)
Customer deposits	9,825	16,496
Equity compensation excess income tax benefits	(63)	—

Net cash used in operating activities	(23,178)	(111,961)

Investing activities
Additions to property and equipment	(2,100)	(2,465)

Net cash used in investing activities	(2,100)	(2,465)

Financing activities
Proceeds from the issuance of senior notes	—	51,250
Payments of debt issuance costs	—	(1,116)
Proceeds from the sale of community development district bonds	—	21,673
Payments of community development district obligations	—	(936)
Purchases of treasury stock	(102)	(178)
Distributions to noncontrolling interests	(56)	(78)
Equity compensation excess income tax benefits	63	—

Net cash provided by (used in) financing activities	(95)	70,615

Net decrease in cash and cash equivalents	(25,373)	(43,811)
Cash and cash equivalents at the beginning of the period	174,756	213,352

Cash and cash equivalents at the end of the period	$149,383	$169,541

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (both such terms are defined below), and net debt to net capitalization. Our GAAP-based measures can be found in our unaudited consolidated financial statements in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 that we plan to file with the Securities and Exchange Commission on or before October 30, 2015.

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding back asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is (i) meaningful because it eliminates the impact that our indebtedness and asset impairments have on gross margin and (ii) relevant and useful to shareholders, investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, they may calculate the measure differently than we do and, therefore, may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)
Homebuilding gross margin	$32,460	$16,444	$81,848	$46,940
Less: gross margin from land and home sites	353	—	353	—

Gross margin from homes delivered	32,107	16,444	81,495	46,940
Add: capitalized interest in cost of sales	3,061	1,386	7,425	3,653

Adjusted gross margin from homes delivered	$35,168	$17,830	$88,920	$50,593

Gross margin from homes delivered as a percentage of revenues from homes delivered	26.9%	26.4%	27.0%	27.4%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	29.5%	28.6%	29.5%	29.5%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income (loss) from discontinued operations, other income, stock-based compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to shareholders, investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effects of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. EBITDA and Adjusted EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools and, therefore, shareholders, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest that is necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance under GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Shareholders, investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$10,183	$3,140	$25,655	$8,958
Interest expense	200	191	658	876
Capitalized interest in cost of sales (1)	3,061	1,386	7,425	3,653
Income tax expense	6,289	1,703	13,392	6,337
Depreciation	767	678	2,234	1,910

EBITDA	20,500	7,098	49,364	21,734
Other income, net	(398)	(107)	(593)	(535)
Stock-based compensation expense (2)	1,079	856	3,156	2,541

Adjusted EBITDA	$21,181	$7,847	$51,927	$23,740

Adjusted EBITDA margin	14.1%	8.8%	13.0%	9.3%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(2)	Represents the expense recorded in the Company’s unaudited consolidated statements of operations related to its stock-based compensation plans.

Net Debt to Net Capitalization

We believe that net debt to net capitalization provides useful information to shareholders, investors and other interested parties regarding our financial position and cash and debt management. It is also a relevant financial measure for understanding the leverage employed in our operations and as an indicator of our ability to obtain future financing.

By deducting cash and cash equivalents from our outstanding debt, we provide a measure of our debt that considers our cash position. We believe that this approach provides useful information because the ratio of debt to capital does not consider our cash and cash equivalents and we believe that a debt ratio net of cash, such as net debt to net capitalization, provides supplemental information by which our financial position may be considered. Shareholders, investors and other interested parties may also find this information to be helpful when comparing our leverage to the leverage of other companies in our industry. Although other companies in the homebuilding industry report similar information, they may calculate this measure differently than we do and, therefore, it may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate leverage ratios such as net debt to net capitalization, including any adjustments to such amounts, before comparing our measures to those of such other companies.

The table below presents the computations of our net debt to net capitalization and reconciles such amounts to the most directly comparable GAAP financial measure, debt to capital.

	September 30,	December 31,
	2015	2014
	($ in thousands)
Senior Notes due 2021	$251,069	$251,179
Total equity	463,102	434,443

Total capital	$714,171	$685,622

Debt to capital (1)	35.2%	36.6%

Senior Notes due 2021	$251,069	$251,179
Less: unamortized premium	1,069	1,179

Principal amount of Senior Notes due 2021	250,000	250,000
Less: cash and cash equivalents	149,383	174,756

Net debt	100,617	75,244
Total equity	463,102	434,443

Net capitalization	$563,719	$509,687

Net debt to net capitalization (2)	17.8%	14.8%

(1)	Debt to capital is computed by dividing the carrying value of our Senior Notes due 2021, as reported on our consolidated balance sheets, by total capital as calculated above. The Senior Notes due 2021 were our only outstanding debt as of September 30, 2015 and December 31, 2014.
(2)	Net debt to net capitalization is computed by dividing net debt by net capitalization.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481